UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2022

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Mastercard Incorporated

(Exact name of registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation)	001-32877 (Commission File Number)	13-4172551 (IRS Employer Identification No.)

200 Purchase Street Purchase, NY	10577
(Zip Code)
(Address of principal executive offices)

(914) 249-2000
(Registrant's telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange of which registered
Class A Common Stock	MA	New York Stock Exchange
1.1% Notes due 2022	MA22	New York Stock Exchange
2.1% Notes due 2027	MA27	New York Stock Exchange
1.0% Notes due 2029	MA29A	New York Stock Exchange
2.5% Notes due 2030	MA30	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01 Entry into a Material Definitive Agreement

On November 10, 2022, Mastercard Incorporated (the “Company”) entered into a committed five-year unsecured $8,000,000,000 revolving credit facility (the “Credit Facility”) with Citibank, N.A. as managing administrative agent; JPMorgan Chase Bank, N.A. as administrative agent; Citibank, N.A. and JPMorgan Chase Bank, N.A. as joint lead arrangers, joint book managers and global coordinators; Bank of China, New York Branch, Deutsche Bank Securities Inc., U.S. Bank National Association, BofA Securities, Inc., Wells Fargo Securities, LLC, Lloyds Bank Corporate Markets PLC and Bank of America, N.A. as joint lead arrangers, joint book managers, syndication agents and/or regional coordinators; and Barclays Bank PLC, Commerzbank AG, New York Branch, Crédit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, HSBC Bank USA, N.A., Industrial and Commercial Bank of China Limited, New York Branch, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd., National Westminster Bank PLC, PNC Bank, N.A., Santander Bank, N.A., and Société Générale as joint lead arrangers, joint book managers and/or documentation agents; and other lenders and agents from time to time party thereto. The Credit Facility, which expires on November 10, 2027, amended and restated the Company’s prior $6,000,000,000 credit facility which was to expire on November 12, 2026.

The Credit Facility provides the Company with a revolving line of credit with a borrowing capacity of up to $8,000,000,000. Borrowings under the Credit Facility are available in U.S. dollars and/or Euros for general corporate purposes. Borrowings under the Credit Facility would bear interest at the Secured Overnight Financing Rate (SOFR) or an alternative base rate for the relevant currency, in each case plus applicable margins that fluctuate based on the applicable long-term issuer rating (or, if not available, the counterparty rating) of the Company. The Company has agreed to pay a facility fee which will fluctuate based on the Company’s applicable rating.

Certain other material terms of the Credit Facility include:

•	restrictive covenants (subject, in each case, to certain customary exceptions and amounts) which limit the Company’s ability to, among other things: (a) create liens (excluding, among other things, (i) liens not exceeding the greater of (x) $600,000,000 or (y) 4% of consolidated total assets of the Company or (ii) deposits in connection with the purchase price for an acquisition); (b) effect fundamental changes to the Company and its subsidiaries, including a merger or sale of substantially all of the assets of the Company, or a liquidation or dissolution of the Company (c) dispose of assets outside of the ordinary course of business (excluding, among others, the sale of property in any period of twelve consecutive months not exceeding 25% of the Company’s consolidated total assets); and (d) engage in transactions with affiliates that are not on fair or reasonable terms;

•	customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments;

•	the option for the Company to prepay, terminate or reduce the commitments under the Credit Facility at any time without penalty in a minimum amount of $10.0 million;

•	the right to designate one or more subsidiaries of the Company as Subsidiary Borrowers that may borrow under the commitments made available under the Credit Facility, subject to customary conditions and subject to the unconditional guarantee provided by the Company with respect to any such borrowings and any other obligations, if any, of the Subsidiary Borrowers under the Credit Facility; and

•	customary representations and warranties.

The majority of the Credit Facility lenders are customers or affiliates of customers of Mastercard International Incorporated, the Company’s operating subsidiary. Certain of the lenders under the Credit Facility, or their affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory and other services in the ordinary course of business for the Company and its subsidiaries, for which they have in the past and may in the future receive customary fees and commissions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

By:	/s/ Craig Brown
Craig Brown Assistant Corporate Secretary

Date: November 14, 2022